UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 8, 2018

ZIVARO Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55785	82-0776144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Clematis Street, Suite 217 West Palm Beach, FL	33401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 341-2684

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01.	Entry into a Material Definitive Agreement.

On October 23, 2017, ZIVARO Holdings, Inc., which was formerly named AG Acquisition Group, Inc. (the “Company”) entered into a Merger Agreement (the “Merger Agreement”) with AG-GT Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), Global Technology Resources, Inc. (“GTRI”), Gregory Byles, as representative of the shareholders of GTRI (each, a “GTRI Shareholder” and collectively, the “GTRI Shareholders”) and the GTRI Shareholders, pursuant to which the parties agreed that Merger Sub will merge with and into GTRI, with GTRI being the surviving entity (the “Merger”). The Merger and the Merger Agreement were disclosed on a Form 8-K filed by the Company on October 26, 2017, as subsequently amended by a Form 8-K/A filed by the Company on October 31, 2017.

On December 30, 2017, the Company, Merger Sub, GTRI and Gregory Byles as representative of the GTRI Shareholders entered into an Amendment No.1 to Merger Agreement (the “First Amendment”) pursuant to which the parties extended the termination date under the Merger Agreement (i.e., the date following which a party to the Merger Agreement may terminate the Merger Agreement if the Merger and the transactions in the Merger Agreement have not closed as of that time) from December 31, 2017 to January 31, 2018. The purpose of the extension was to provide the parties with additional time to complete the Merger and the other transactions as set forth in the Merger Agreement. No other changes were made to the Merger Agreement in the First Amendment. The First Amendment was disclosed on a Form 8-K filed by the Company on January 3, 2018.

On January 26, 2018, the Company, Merger Sub, GTRI and Gregory Byles as representative of the GTRI Shareholders entered into an Amendment No. 2 to Merger Agreement (the “Second Amendment”) pursuant to which the parties extended the termination date under the Merger Agreement from January 31, 2018 to February 28, 2018. The purpose of the extension is to provide the parties with additional time to complete the Merger and the other transactions as set forth in the Merger Agreement.

In addition, the Second Amendment amended the date of the second payment to the GTRI Shareholders in connection with the Merger from being payable no later than February 1, 2018 to being payable no later February 13, 2018.

In addition, the Second Amendment modified the commissions that would be payable to the placement agent in connection with a preferred offering to be completed by the Company in connection with the Merger, from warrants to acquire 12% of the number of shares of the Company’s preferred stock sold by the placement agent in the preferred offering, to commissions equal to 10% of the offering price of the preferred stock sold to the investors in the preferred offering, and to provide that the placement agent would be entitle to a non-accountable expense allowance of 1% of the gross proceeds raised in the preferred offering; and amended the Merger Agreement to remove the references and provisions relating to the placement agent warrants, which were removed from the Merger Agreement pursuant to the amendment above.

On February 23, 2018, the Company, Merger Sub, GTRI and Gregory Byles, as representative of the GTRI Shareholders entered into Amendment No. 3 to Merger Agreement (the “Third Amendment”), pursuant to which the parties agreed to the following changes to the Merger Agreement, in addition to certain other non-material changes:

1.	The termination date was extended from February 28, 2018 to March 9, 2018.

2.	The closing condition that $3,500,002 would be raised through a preferred stock offering has been revised to provide that $3,500,000 must be raised through a combination of a preferred stock offering and binding commitments from Company lenders.

3.	The Merger Agreement provided that the $2,000,000 cash consideration would be paid in two tranches of $1,000,000 each. Pursuant to the Third Amendment, the $2,000,000 cash consideration will be paid at closing or as soon as reasonably practicable thereafter, but in no event later than March 31, 2018.

4.	The closing condition that the GTRI directors and officers resign from those positions at closing has been removed pursuant to the Third Amendment.

5.	The parties agreed that the placement agent for the Company’s offering of preferred stock will be paid commissions and expenses as determined by the Company’s officers in connection with the sale of the preferred stock.

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On March 8, 2018, the Company, Merger Sub, GTRI and Gregory Byles, as representative of the GTRI Shareholders entered into Amendment No. 4 to Merger Agreement (the “Fourth Amendment”), pursuant to which the parties extended the termination date under the Merger Agreement from March 9, 2018 to March 31, 2018. The purpose of the extension is to provide the parties with additional time to complete the Merger and the other transactions as set forth in the Merger Agreement. No other changes were made to the Merger Agreement in the Fourth Amendment. The Fourth Amendment is attached hereto as Exhibit 2.1.

The foregoing description of the Fourth Amendment is qualified in its entirety by reference to the Fourth Amendment, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Amendment No. 4 to Merger Agreement, dated as of March 8, 2018, by and between ZIVARO Holdings, Inc., AG-GT Merger Sub, Inc., Global Technology Resources, Inc. and Gregory Byles, as representative of the shareholders of Global Technology Resources, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIVARO Holdings, Inc.

Date: March 9, 2018	By:	/s/ Laura Anthony
	Name:	Laura Anthony
	Title:	Chief Financial Officer

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